Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

PEREGRINE PHARMACEUTICALS ANNOUNCES REVERSE STOCK SPLIT

-- Common Stock to Trade on Split-Adjusted Basis Beginning at Opening of Market on July 10, 2017; Intended to Enable Continued Listing on the NASDAQ Capital Market --

TUSTIN, Calif., July 7, 2017 -- Peregrine Pharmaceuticals, Inc. (Nasdaq:PPHM) (Nasdaq:PPHMP) today announced that a previously approved 1-for-7 reverse split of its outstanding shares of common stock will take effect at 5:00pm EDT on Friday, July 7, 2017. Peregrine’s common stock will open for trading on the NASDAQ Capital Market on July 10, 2017 on a split-adjusted basis under the existing trading symbol “PPHM”.

The reverse stock split was approved by stockholders of Peregrine at the annual meeting of stockholders held on October 13, 2016 and is intended to increase the per share trading price of the Company’s common stock to enable the Company to satisfy the minimum bid price requirement for continued listing on the NASDAQ Capital Market.

The 1-for-7 reverse stock split will automatically convert seven current shares of Peregrine's common stock into one new share of common stock. No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-split common stock to any shareholder of record who otherwise would have received a fractional share as a result of the reverse stock split. The reverse split will reduce the number of shares of outstanding common stock from approximately 315 million to approximately 45 million. It will also affect shares of common stock underlying stock options and warrants, as well as the conversion price of our 10.5% Series E Convertible Preferred Stock, that are outstanding immediately prior to the effective date of the reverse stock split. The reverse stock split will not negatively affect any of the rights that accrue to holders of Peregrine common stock and shares of common stock underlying Peregrine’s 10.50% Series E Convertible Preferred Stock, stock options and warrants that are outstanding immediately prior to the effective date of the reverse stock split.

When the reverse split takes effect, shareholders holding shares of common stock in book-entry form or shares through a brokerage account will have their shares automatically adjusted to reflect the reverse stock split on the effective date. For those shareholders holding physical stock certificates, the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., will send a letter of transmittal providing instructions for the exchange of shares.

In connection with the reverse stock split, the Company’s CUSIP number will change to 713661502 as of July 10, 2017.

For more information on Peregrine's reverse stock split, refer to Reverse Stock Split FAQs at www.peregrineinc.com.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of patients by delivering high quality pharmaceutical products through its contract development and manufacturing organization (CDMO) services and through advancing and licensing its investigational immunotherapy and related products.  Peregrine's in-house CDMO services, including cGMP manufacturing and development capabilities, are provided through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers.  The company is also working to evaluate its lead immunotherapy candidate, bavituximab, in combination with immune stimulating therapies for the treatment of various cancers, and developing its proprietary exosome technology for the detection and monitoring of cancer.  For more information, please visit www.peregrineinc.com.

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Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that following the reverse stock split the company does not regain compliance with the NASDAQ minimum bid price requirement for continued listing. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2016 as well as any updates to these risk factors filed from time to time in the company's other filings with the Securities and Exchange Commission. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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